Exhibit 10.1
AMENDED AND RESTATED MARATHON PETROLEUM CORPORATION
2012 INCENTIVE COMPENSATION PLAN
1. Objectives. This Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (this “Plan”) is adopted by Marathon Petroleum Corporation (the “Corporation”) in order to retain employees and directors with a high degree of training, experience and ability; to attract new employees and directors whose services are considered particularly valuable; to encourage the sense of proprietorship of such persons; and to promote the active interest of such persons in the development and financial success of the Corporation and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in, and alignment with, the growth and performance of the Corporation and its Subsidiaries.
2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Administrator” means: (i) with respect to Employee Awards, the Committee, and (ii) with respect to Director Awards, the Board.
“Authorized Officer” means the Chief Executive Officer of the Corporation (or any other senior officer of the Corporation to whom he or she shall delegate the authority to execute any Award Agreement, where applicable).
“Award” means an Employee Award or a Director Award.
“Award Agreement” means any Employee Award Agreement or Director Award Agreement.
“Board” means the Board of Directors of the Corporation.
“Cash Award” means an award denominated in cash.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board and any successor committee to the Compensation Committee, as may be designated by the Board to administer this Plan in whole or in part.
“Common Stock” means Marathon Petroleum Corporation common stock, par value $.01 per share.
“Corporation” has the meaning set forth in paragraph 1 hereof.
“Director Award” means any Non-qualified Stock Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is a Non-Employee Director pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Board may establish in order to fulfill the objectives of the Plan.
“Director Award Agreement” means an individual or common agreement contained within a separate plan document (in written or electronic form) setting forth the terms, conditions, and limitations applicable to a Director Award, to the extent the Board determines such agreement is necessary.
“Disability” means either (a) a condition that renders the Participant wholly and continuously disabled for a period of at least two years, to the extent that the Participant is unable to engage in any occupation or perform any work for gainful compensation or profit for which they are, or may become, reasonably qualified by education, training or experience; or (b) a condition for which the Participant has obtained a Social Security determination of disability.

“Dividend Equivalents” means, with respect to shares of Restricted Stock or Restricted Stock Units, with respect to which shares are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock granted in the Award.
“Employee” means an employee of the Corporation or any of its Subsidiaries or an individual who has agreed to become an employee of the Corporation or any of its Subsidiaries and actually becomes an employee within the following six months. However, the term “Employee” shall not include any individual who owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary
“Employee Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award, Cash Award or Performance Award granted, whether singly, in combination or in tandem, to a Participant who is an Employee pursuant to such applicable terms, conditions and limitations (including treatment as a Performance Award) that the Committee may establish in order to fulfill the objectives of the Plan.
“Employee Award Agreement” means an agreement (in written or electronic form) setting forth the terms, conditions and limitations applicable to an Employee Award, to the extent the Committee determines such agreement is necessary or advisable.
“Equity Award” means any Option, Stock Appreciation Right, Stock Award or Performance Award (other than a Performance Award denominated in cash) granted to a Participant under the Plan.
“Executive Officer” means a “covered employee” within the meaning of Code § 162(m)(3) or any other executive officer designated by the Committee for purposes of exempting compensation payable under this Plan from the deduction limits of Code § 162(m).
“Fair Market Value” of a share of Common Stock means, as of a particular date: (i) if Common Stock is listed on a national securities exchange, the closing price per share of such Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale is so reported, or, at the discretion of the Administrator, any other reasonable and objectively determinable method based on the listed price per share which reflects the price prevailing on the exchange at the time of grant; (ii) if Common Stock is not so listed but is quoted on a national securities market, the closing sales price per share of Common Stock reported on such market for such date, or, if there shall have been no such sale so reported on that date, on the next succeeding date on which such a sale is so reported; or (iii) if Common Stock is not so listed or quoted, the most recent value determined by an independent appraiser appointed by the Corporation for such purpose. For any determination of Fair Market Value, if the commitment to measure the Fair Market Value is based on the average trading price over a specified period, such period cannot extend more than 30 days before or 30 days after the grant date and such commitment must be irrevocably established for specified awards before the beginning of such period.
“Grant Date” means the effective date of the grant of an Award to a Participant pursuant to the Plan, which may be later than but shall never be earlier than the date on which the Committee (or its delegate) met or otherwise took action to effect the grant of such Award.
“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.
“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code § 422.
“Non-Employee Director” means an individual serving as a member of the Board who is not then an Employee of the Corporation or any of its Subsidiaries.

“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.
“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price.
“Participant” means an Employee or Non-Employee Director to whom an Award has been granted under this Plan.
“Performance Award” means an Award made pursuant to this Plan, which Award is subject to the attainment of one or more Performance Goals.
“Performance Goal” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.
“Plan” has the meaning set forth in paragraph 1 hereof.

“Recoupment Provision” means any clawback or recovery provision required by applicable law including United States federal and state securities laws or by any national securities exchange on which the Common Stock of the Corporation is listed or any applicable regulatory requirement.
“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value (as determined by the Administrator) that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.
“Restriction Period” means a period of time beginning on the Grant Date of an Award of Restricted Stock or Restricted Stock Unit Award and ending on the date upon which the Common Stock subject to such Award, or equivalent value, is issued (if not previously issued), paid or is no longer restricted or subject to forfeiture provisions.
“Retirement” means termination of employment of an Employee on or after the time at which the Employee either (a) is eligible for retirement under the Marathon Petroleum Retirement Plan, or a successor retirement plan or (b) has attained age 50 and completed ten years of employment with the Corporation or its Subsidiaries, as applicable. However, the term Retirement does not include an event where immediately following which the Participant remains an Employee.
“Stock Appreciation Right” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price.
“Stock Award” means an Award in the form of, or denominated in, or by reference to, shares of Common Stock, including an award of Restricted Stock.
“Subsidiary” means: (i) in the case of a corporation, a “subsidiary corporation” of the Corporation as defined in Code § 424(f); and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Corporation directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests, or otherwise).
3. Eligibility. All Employees are eligible for Employee Awards under this Plan in the sole discretion of the Committee. All Non-Employee Directors of the Corporation are eligible for Director Awards under this Plan in the sole discretion of the Board.

4. Common Stock Available for Awards. Subject to the provisions of paragraph 14 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 50 million shares of Common Stock. No more than 20 million shares of Common Stock may be the subject of Awards that are not Options or Stock Appreciation Rights. In the sole discretion of the Committee, 20 million shares of Common Stock may be granted as Incentive Stock Options.
(a) In connection with the granting of an Option or other Award, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or Award is granted or denominated. For example, upon the grant of stock-settled Stock Appreciation Rights, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the full number of Stock Appreciation Rights granted, and the number of shares of Common Stock available for issuance under this Plan shall not thereafter be increased upon the exercise of the Stock Appreciation Rights and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the Stock Appreciation Rights is less than the full number of Stock Appreciation Rights exercised. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under this Plan.
(b) Any shares of Common Stock delivered in payment of the purchase price in connection with the exercise of any Award, any shares of Common Stock repurchased on the open market with proceeds received by the Corporation from the exercise of any Award, any shares of Common Stock delivered or withheld to pay tax withholding obligations or otherwise under the Plan and any shares of Common Stock not issued upon the net settlement or net exercise of Stock Appreciation Rights shall not be added to and shall not increase the number of shares of Common Stock available for issuance under the Plan.
(c) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be increased by the number of shares of Common Stock allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the shares of Common Stock subject to such Awards will not be counted as shares delivered under this Plan.
(d) Shares of Common Stock delivered under the Plan in settlement of an Award issued or made: (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity; or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.
(e) Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock.
Consistent with the requirements specified in this paragraph 4, the Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national securities exchange on which the Common Stock is listed or any applicable regulatory requirement. The Committee and the appropriate officers of the Corporation shall be authorized to, from time to time, take all such actions as any of them may determine are necessary or appropriate to file any documents with governmental authorities, stock exchanges and transaction reporting systems as may be required to ensure that shares of Common Stock are available for issuance pursuant to Awards.
5. Administration.

(a) Authority of the Committee. Subject to the terms of this Plan the Committee shall have the full and exclusive power and authority to administer this Plan with respect to Employee Awards and to take all actions that are specifically contemplated by this Plan or are necessary or appropriate in connection with the administration of this Plan. The Committee shall also have the full and exclusive authority to interpret this Plan and outstanding Employee Award Agreements and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate and the authority to amend this plan without further shareholder approval: (i) to comply with applicable law including United States federal and state securities laws or by any national securities exchange on which the common stock of the Corporation is listed or any applicable regularity requirements, or (ii) in any manner that is not considered to be a material revision of the Plan requiring shareholder approval. Amendments pursuant to this paragraph are permitted only to the extent that such amendments do not adversely affect the rights of any Participant under any Award previously granted to such Participant without the consent of such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Employee Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan or any Employee Award Agreement shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. All decisions and selections made by the Committee pursuant to the provisions of this Plan shall be made by a majority of its members unless subject to the Committee’s delegation of authority pursuant to paragraph 6 herein. The powers of the Committee shall include the authority (within the limitations described in this Plan):

•	to determine the time when Employee Awards are to be granted and any conditions that must be satisfied before an Employee Award is granted;

•	except as otherwise provided in paragraphs 7(a) and 12, to modify the terms of Employee Awards made under this Plan; and

•	to determine the guidelines and/or procedures for the payment or exercise of Employee Awards.
(b) Limitation of Liability. No member of the Board or the Committee or officer of the Corporation to whom the Board or the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her by any member of the Board or the Committee or by any officer of the Corporation in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
(c) Authority of the Board. The Board shall have the same powers, duties and authority to administer and interpret the Plan and all Director Awards outstanding under the Plan as the Committee retains with respect to Employee Awards, as described above.

(d) Prohibition on Repricing of Awards. No Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation or modified without shareholder approval (except as contemplated in paragraph 14 of this Plan), if the effect would be to reduce the exercise price for the shares underlying such Option or Stock Appreciation Right.
(e) Prohibition on Buy-out of Awards. No Option or Stock Appreciation Right may be bought back with cash without shareholder approval.
6. Delegation of Authority. The Committee may delegate to a subcommittee, the Chief Executive Officer or other senior officers of the Corporation, or to another committee of the Board, its duties or authority under this Plan with respect to Employee Awards, subject to such conditions or limitations as the Committee may establish; provided, however, that to the extent the Committee determines that it is necessary or desirable to exempt compensation payable under this Plan from the deduction limits of Code § 162(m), the Committee will carry out such duties as may be required under Code § 162(m). The Board may delegate to the Committee or to another committee of the Board, its administrative functions under this Plan with respect to Director Awards subject to such conditions or limitations as the Board may establish. The Committee or the Board or their delegates, as applicable, may engage or authorize engagement of a third party administrator to carry out administrative functions under the Plan.
7. Employee Awards.
(a) The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Employee Awards. Each Employee Award shall be evidenced in either an individual Employee Award Agreement or within a separate plan, policy, agreement or other written document, which shall reflect any vesting conditions or restrictions imposed by the Committee covering a period of time specified by the Committee and shall also contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including but not limited to applicable Recoupment Provisions. Where signature or electronic acceptance by the recipient of an award of the Employee Award Agreement is required, any such awards for which the Employee Award Agreement is not signed or electronically accepted within 11 months of the grant date shall be forfeited. Employee Awards may consist of those listed in this paragraph 7(a) and may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 14 hereof, without shareholder approval, no Option or Stock Appreciation Right may be issued in exchange for the cancellation of an Option or Stock Appreciation Right with a higher exercise price nor may the exercise price of any Option or Stock Appreciation Right be reduced. No Option or Stock Appreciation Right may include provisions that “reload” or “recycle” the Option or Stock Appreciation Right upon exercise or that extend the term of an Option or Stock Appreciation Right beyond ten years from its Grant Date. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Corporation and its Subsidiaries and achievement of specific Performance Goals. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested, or unpaid Awards shall be treated as set forth in the applicable Employee Award Agreement.
(i) Option. An Employee Award may be in the form of an Option. An Option awarded to an Employee pursuant to this Plan may consist of an Incentive Stock Option or a Non-Qualified Stock Option and will be designated accordingly at the time of grant. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed ten years from the Grant Date.
(ii) Stock Appreciation Right. An Employee Award may be in the form of a Stock Appreciation Right. The Grant Price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the Grant Date. Any Stock Appreciation Right which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date. However, (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; and (ii) vesting of a Stock Appreciation Right may occur incrementally over the three-year minimum Restricted Period, provided no portion of any Stock Appreciation Right Award will have a Restriction Period of less than one year. The term of a Stock Appreciation Right shall not exceed ten years from the Grant Date.
(iii) Restricted Stock. An Employee Award may be in the form of Restricted Stock. Any Restricted Stock awarded which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that: (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; (ii) vesting of a Restricted Stock Award may occur incrementally over the three-year minimum Restricted Period, provided no portion of any Restricted Stock Award will have a Restriction Period of less than one year; and (iii) no more than three percent (3%) of the total awards authorized under this Plan shall be available and are permitted to be granted to executives with shorter vesting periods than one year. Additionally employees who are officers at the time a Restricted Stock Award is made will have an additional one year holding after the end of the Restriction Period before such shares (net of shares used to satisfy applicable tax withholding) may be sold.
(iv) Restricted Stock Unit Award. An Employee Award may be in the form of a Restricted Stock Unit Award. Any Restricted Stock Unit Award which is not a Performance Award shall have a minimum Restriction Period of three years from the Grant Date, provided that: (i) the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation or upon an Employee’s termination of employment by reason of death, Disability or Retirement; (ii) vesting of a Restricted Stock Unit Award may occur incrementally over the three-year minimum Restricted Period, provided, no portion of any Restricted Stock Unit Award will have a Restriction Period of less than one year; and (iii) no more than three percent (3%) of the total awards authorized under this plan shall be available and are permitted to be granted with shorter vesting periods than one year to executives. Additionally employees who are officers at the time a Restricted Stock Unit Award is made that will settle in full-value shares will have an additional one year holding after the end of the Restriction Period before such shares (net of shares used to satisfy applicable tax withholding) may be sold.
(v) Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to acceptance of the Award Agreement, the Participant shall become a shareholder of the Corporation with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Any shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.
(vi) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee (or its designee) may provide for earlier vesting following a change of control or other specified events involving the Corporation, or upon a termination of employment by reason of death, Disability or Retirement. Additionally employees who are officers at the time a Performance Award that will settle in full-value shares is made will have an additional one year holding after the Performance Period ends and the Performance Award is settled before such shares may be sold. The Committee shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, may determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of a Performance Award that may be exercised. A Performance Goal may include one or more of the following and need not be the same for each Participant:

•
revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and amortization, earnings before interest and taxes and economic value added);

•	expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses and overhead costs);

•
operating measures (which include refinery throughput, mechanical availability, productivity, operating income, funds from operations, product quality, cash from operations, after-tax operating income, market share, margin and sales volumes);

•	margins (which include crack spread measures);

•	refined product measures;

•	cash management and cash flow measures (which include net cash flow from operating activities, working capital, receivables management and related customer terms);

•
liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, improvement in or attainment of working capital levels and free cash flow);

•	leverage measures (which include debt-to-equity ratio, debt reduction and net debt);

•
market measures (which include market share, stock price, growth measure, total shareholders return, share price performance, return on equity, return on invested capital and return on assets and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value and sustainability measures (which include compliance, safety, environmental and personnel matters);

•
project completion measures (which may include measures regarding whether interim milestones regarding budgets and deadlines are met, as well as whether projects are completed on time and on or under budget);

•	other measures such as those relating to acquisitions, dispositions or customer satisfaction; and
Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee, or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and qualified Performance Awards, this Plan is intended to conform with Code § 162(m), including, without limitation, Treasury Regulations § 1.162-27(e), as to grants pursuant to this subsection and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. The Committee may also substitute a Performance Goal or peer company(ies) during a measurement period or eliminate them and reallocate such weighting to the remaining Performance Goals if it concludes that the original goal(s) cannot be accurately measured or are no longer valid. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards intended to qualify as performance-based compensation for purposes of Code § 162(m) shall be determined by the Committee to the extent required by Code § 162(m).
The Committee shall adjust the Performance Goals (either up or down) and the level of the Performance Award that a Participant may earn under this Plan if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and/or have unduly influenced the

Corporation’s ability to meet them, including without limitation, events such as material acquisitions, force majeure events, unlawful acts committed against the Corporation or its property, labor disputes, legal mandates, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, changes in the capital structure of the Corporation and extraordinary accounting changes; provided, however, that Performance Awards granted to Executive Officers shall be adjusted only to the extent permitted under Code § 162(m). In addition, Performance Goals and Performance Awards shall be calculated without regard to any changes in accounting standards or codifications that may be required by the Financial Accounting Standards Board after such Performance Goals are established.
(vii) Notwithstanding anything to the contrary contained in this Plan, no Participant who is an Employee may be granted, during any one-year period, Employee Awards collectively consisting of: (i) Options or Stock Appreciation Rights that are exercisable for more than 12 million shares of Common Stock; or (ii) Stock Awards covering or relating to more than 4 million shares of Common Stock (the limitation in clauses (i) and (ii) being collectively referred to as the “Stock-based Awards Limitations”). No Plan Participant who is an Employee may be granted Employee Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the Grant Date in excess of $20 million.
(viii) Cash Awards. An Employee Award may be in the form of a Cash Award. The criteria used to make such awards are the same as identified in paragraph 7(a)(vi) with the addition of subjective group, team or individual goals aligned to business results. Performance criteria and peer groups related to Cash Award payments may also be adjusted as provided for in paragraph 7(a)(vi).
8. Director Awards.
(a) The Board shall determine the type or types of Director Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Director Awards. Each Director Award shall be evidenced in either an individual Director Award Agreement, a common document including but not limited to a separate plan, policy, agreement or other written document, which shall contain such terms, conditions and limitations as shall be determined by the Board in its sole discretion, and may be signed by an Authorized Officer on behalf of the Corporation. Director Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Director Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Corporation or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 14 hereof, without shareholder approval, no Option or Stock Appreciation Right may be issued in exchange for the cancellation of an Option or Stock Appreciation Right with a higher exercise price nor may the exercise price of any Option or Stock Appreciation Right be reduced without shareholder approval. No Option or Stock Appreciation Right may include provisions that “reload” or “recycle” the Option or Stock Appreciation Right upon exercise or that extend the term of an Option or Stock Appreciation Right beyond ten years from its Grant Date. All or part of a Director Award may be subject to conditions established by the Board, which may include, but are not limited to, continuous service with the Corporation and its Subsidiaries and achievement of specific Performance Goals. Upon the termination of service by a Participant who is a Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Director Award Agreement.
(i) Option. A Director Award may be in the form of an Option. An Option awarded to a Director pursuant to this Plan shall be a Non-Qualified Stock Option. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed ten years from the Grant Date.
(ii) Stock Appreciation Right. A Director Award may be in the form of a Stock Appreciation Right. The Grant Price for a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The term of a Stock Appreciation Right shall not exceed ten years from the Grant Date.

(iii) Stock Award. A Director Award may be in the form of a Stock Award. Terms, conditions and limitations applicable to a Stock Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board.
(iv) Restricted Stock Unit Award. A Director Award may be in the form of a Restricted Stock Unit Award. Terms, conditions and limitations applicable to a Restricted Stock Unit Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board.
(v) Cash Awards. A Director Award may be in the form of a Cash Award.
(vi) Performance Award. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. Terms, conditions and limitations applicable to any Performance Award granted to a Non-Employee Director pursuant to this Plan shall be determined by the Board. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, may determine the value and/or amount of Performance Awards that will be paid out to the Non-Employee Directors.
9. Award Payment; Dividends; Substitution; Fractional Shares.
(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Administrator shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, such shares may be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable to such shares. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Administrator may determine.
(b) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Administrator may establish. The Administrator may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock. Notwithstanding anything herein to the contrary, in no event shall dividends or Dividend Equivalents be currently payable with respect to unvested or unearned Awards unless and until such Awards vest.
(c) Fractional Shares. No fractional shares shall be issued or delivered pursuant to any Award under this Plan. The Administrator shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional shares, or whether fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
10. Stock Option and Stock Appreciation Right Exercise. The Grant Price of an Option or Stock Appreciation Right shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Administrator, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock. Subject to applicable law, Options or Stock Appreciation Rights may also be exercised through “cashless exercise” procedures approved by the Administrator.
11. Taxes. The Corporation or its third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes. The Administrator may also permit withholding to be satisfied by the transfer to the Corporation of shares of Common Stock owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued at Fair Market Value on the date when the tax withholding is required to be made.
12. Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that: (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant; and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Corporation to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of any exchange on which the Common Stock is listed. Notwithstanding the foregoing, no amendment may cause an Option or Stock Appreciation Right to be repriced, replaced, bought back, regranted through cancellation or modified without shareholder approval (except as provided in paragraph 14), if the effect of such amendment would be to reduce the exercise price for the shares underlying such Option or Stock Appreciation Right.
13. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 13 shall be null and void.
14. Adjustments.
(a) The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred, or prior preference stocks ahead of or affecting the shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
(b) Except as provided in this Plan, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards granted hereunder.
(c) If the Corporation shall effect a subdivision or consolidation of shares or other capital adjustments, adoption of any plan of exchange affecting Common Stock, a distribution to holders of Common Stock of securities or other property (other than normal cash dividends), the payment of a stock dividend or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation in money, services or property, then (i) the number of shares of Common Stock subject to this Plan, (ii) the Stock-based Awards Limitations, (iii) the number of shares of Common Stock covered by outstanding Awards, (iv) the Grant Prices of all outstanding Awards, and (v) the appropriate Fair Market Values determined for such Awards shall each be adjusted proportionately by the Board as appropriate to reflect such transaction.
(d) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its sole discretion: (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code § 424(a) applies; (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award; or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the exercise price of such Award. For the avoidance of doubt, if the exercise price is less than Fair Market Value the Option or Stock Appreciation Right may be canceled for no consideration.
(e) Notwithstanding the foregoing: (i) any adjustments made pursuant to this paragraph 14 to Awards that are considered “deferred compensation” within the meaning of Code § 409A shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Code § 409A and (ii) any adjustments made pursuant to this paragraph 14 to Awards that are not considered “deferred compensation” subject to Code § 409A shall be made in such a manner intended to ensure that after such adjustment, the Awards either: (A) continue not to be subject to Code § 409A; or (B) do not result in accelerated or additional tax to a Participant pursuant to Code § 409A.

15. Restrictions. No Common Stock or other form of payment shall be issued and no payment shall be made with respect to any Award unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with the rules of any securities exchange on which the Common Stock is listed and applicable laws, including United States federal and state securities laws. Certificates (if any) or other writings evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Administrator may cause a legend or legends to be placed upon such certificates or other writings to make appropriate reference to such restrictions.
16. Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Corporation to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
17. Code Section 409A. This Plan is intended to provide compensation which is exempt from or which complies with Code § 409A, and ambiguous provisions of this Plan or any Award Agreement, if any, shall be construed in a manner that would cause Awards to be compliant with or exempt from the application of Code § 409A, as appropriate. For purposes of Code § 409A, each payment under this Plan shall be deemed to be a separate payment. To the extent that it is determined that an Award will be subject to Code § 409A additional provisions, terms and conditions will apply as necessary to comply with Code § 409A and will be reflected in the applicable Employee Award Agreement and such terms will govern with respect to that Award notwithstanding any provision of this Plan to the contrary.
Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code § 409A as of the date of such Participant’s termination of employment and the Corporation determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Code § 409A, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Code § 409A which: (i) are subject to the provisions of Code § 409A; (ii) are not otherwise excluded under Code § 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid as soon as practicable the first business day next following the earlier of: (1) the date that is six months and one day following the date of termination; or (2) the date of the Participant’s death.

18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
19. No Right to Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Corporation or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation or any Subsidiary.
20. Successors. All obligations of the Corporation under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Corporation.
21. Tax Consequences. Nothing in this Plan or an Award Agreement shall constitute a representation by the Corporation to a Participant regarding the tax consequences of any Award received by a Participant under this Plan. Although the Corporation may endeavor to: (i) qualify a Performance Award for favorable United States or foreign tax treatment; or (ii) avoid adverse tax treatment ( e.g. , under Code § 409A), the Corporation makes no representation to that effect and expressly disavows any covenant to maintain favorable or unavoidable tax treatment. The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Performance Awards under this Plan.
22. Non-United States Participants. The Board or Committee may grant Awards to persons outside the United States under such terms and conditions as may, in the judgment of the Board or Committee, as applicable, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures. Notwithstanding the above, neither the Board nor the Committee may take any actions under this Plan, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, the Code or any other applicable law.
23. Effectiveness. Subject to shareholder approval, this Plan is effective April 25, 2012. This Plan shall continue in effect for a term of ten years after the date on which the shareholders of the Corporation first approved this Plan, which was April 25, 2012, unless sooner terminated by action of the Board.